19 July 2018 To: Sidewinder Employees Earlier this morning, we announced that Sidewinder and Independence Contract Drilling (ICD) have agreed to combine. A copy of the press release is provided with this memo. I believe this is an exciting opportunity for the Company and its people. In combining, we significantly increase our operating breadth, provide our employees with advancement opportunities, and enhance our financial strength. We will be part of a company almost twice as large in terms of 1500 HP AC rig count and which is focused on the two most important basins in North America -- Permian and Haynesville. Although we have announced the combination of Sidewinder and ICD, the close of the transaction will not occur for three or four months – and is anticipated to occur early in the fourth quarter (October 2018). The merger agreement is subject to ICD’s shareholder approval, regulatory approval and other customary closing conditions. The Company will operate under the Independence name once the merger closes. In order to provide you with more information, we will be hosting a conference call and town hall meeting this morning. We will keep everyone updated periodically on our progress as the closing date nears. In the time period between today and close, we must continue to operate as a stand-alone company, always maintaining our commitment to each other such that nobody gets hurt. Sincerely, SIDEWINDER DRILLING LLC By: Anthony Gallegos, President and Chief Executive Officer 952 Echo Lane | Suite 460 | Houston, Texas 77024 (832) 320-7600 | www.sidewinderdrilling.com